EXHIBIT 12.1


                      RATIOS OF EARNINGS TO FIXED CHARGES

     The Company's consolidated ratios of earnings to fixed charges for each of the periods indicated are set forth below:


                         STARTEC GLOBAL COMMUNICATIONS
                          CORPORATION AND SUBSIDIARIES
                                (IN THOUSANDS)





                                                                                                         SIX MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                              JUNE 30,
                                   -----------------------------------------------------------------  -----------------------
                                       1993         1994         1995          1996          1997        1997        1998
                                   ------------  ----------  ------------  ------------  -----------  ---------- ------------
Income (loss) before income tax
 provision ......................    $ (1,668)     $ (979)     $ (1,206)     $ (2,830)     $ 1,648     $   358     $ (1,728)
Fixed charges(1) ................          71          70           116           358          779         261        2,577
                                     --------      ------      --------      --------      -------     -------     --------
Earnings available for fixed
 charges ........................      (1,597)       (909)       (1,090)       (2,472)       2,427         619          849
Fixed charges ...................          71          70           116           358          779         261        2,577
                                     --------      ------      --------      --------      -------     -------     --------
Ratio of earnings to fixed charg-
 es(2) ..........................          --          --            --            --         3.12x       2.37x          --

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(1) For  purposes  of  calculating  the  ratio  of  earnings  to  fixed charges,
    "earnings" are defined as income (loss) before income tax provision plus fixed charges. Fixed charges consist of interest expense, amortization of deferred debt financing costs and the estimated interest portion of rental payments on operating leases.

(2) Earnings were inadequate to cover fixed charges for the fiscal years ended December 31, 1993, 1994, 1995, 1996 and the six months ended June 30, 1998 by approximately $1.7 million, $1.0 million, $1.2 million, $2.8 million, and $1.7 million, respectively.